SEC FILE NUMBER
                                                                       811-04938

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check One):  [_] Form 10-KSB   [_] Form 20-F    [_] Form 11-K     [_] Form 10-Q
              [_] Form 10-D     [X] Form N-SAR   [_] Form N-CSR

                       For Period Ended: December 31, 2006
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[_] Transition Report on Form 10-K        [_] Transition Report on Form 10-Q
[_] Transition Report on Form 20-F        [_] Transition Report on Form N-SAR
[_] Transition Report on Form 11-K

                  For the Transition Period Ended:  ______________

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  Read Instructions (on back page) Before Preparing Form. Please Print or Type.

    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:_________________________________.

PART I - REGISTRANT INFORMATION

The Ehrenkrantz Trust
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Full Name of Registrant


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Former Name if Applicable


135 Crossways Park Drive, Suite 101
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Address of Principal Executive Office (Street and Number)


Woodbury, NY  11797
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City, State and Zip Code

PART II - RULE 12b-25 (b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

[_] (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-KSB, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due; and

[_] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail why Forms 10-KSB, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof could not be filed within the prescribed time period.

Form N-SAR cannot be filed within the prescribed time period due to an unforeseen delay in obtaining information from the Fund's transfer agent and accountant. The Fund's Form N-SAR will be completed and filed with the Securities and Exchange Commission as soon as practicable.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

                                Thomas Giugliano
                                 (516) 396-1234

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

     [_]   Yes     [X]   No

     Form NSAR-A filed January 29, 2007; Form N-Q filed January 5, 2007; Form N-CSRS filed September 19, 2006; Form NSAR-B filed April 21, 2006; and Form N-CSR filed March 28, 2006.

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

     [_]   Yes     [X]   No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                              The Ehrenkrantz Trust
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                  (Name of Registrant as Specified in Charter)


has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  March 1, 2007                  By: /s/ Thomas Giugliano
                                          --------------------
                                      Name:   Thomas Giugliano
                                      Title:  President





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